Exhibit 99.2

WMS INDUSTRIES
Investor Conference Call
First Quarter FY 2008 – November 5, 2007

Operator:  Ladies and gentlemen, thank you for standing by and welcome to the WMS Industries 2008 First quarter results conference call. [Operator Instructions] As a reminder this conference is being recorded today, Monday, November 5, 2007. It is now my pleasure to turn the conference over to Bill Pfund, Vice President, Investor Relations. Please go ahead, sir.

William Pfund, Vice President of Investor Relations

Thank you, Dave.  Welcome everyone to WMS’ first quarter fiscal 2008 conference call. With me today are Brian Gamache, President and Chief Executive Officer; Orrin Edidin, Executive Vice President and Chief Operating Officer; and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, I would like to review our safe harbor language.  Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions.  These statements are based on currently available information and involve certain risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007, and in our more recent reports filed with the SEC.  The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, November 5, 2007.

Now let me turn the call over to Brian.

Brian R. Gamache, President and Chief Executive Officer

Thank you, Bill.  Good afternoon everyone.

Today, WMS reported net income of $11.1 million, or 19 cents per diluted share, on record first quarter revenue of $132.5 million, which slightly exceeded the revenue guidance we had provided.  These results again demonstrate the excellent operating leverage in our business as 20% year-over-year revenue growth led to a 56% increase in net income.  Additionally, cash flow from operations improved 51% over last year to $39 million, a first quarter record. This improvement in cash flow – and the $27 million quarterly sequential increase in our ending cash balance - highlights another key achievement in the continued evolution of WMS and our ability to consistently generate long-term shareholder value.  We are delighted that this consistent revenue and profitability growth contributed to our recently being named to Fortune magazine’s list of the 100 Fastest-Growing Companies.

With marketplace dynamics in fiscal 2008 echoing much of what the industry experienced in the prior year, we remain focused on the five key strategic priorities that we executed against so successfully in fiscal 2007.  And, we are pleased to report today the continued success in our tracking against these five priorities.

Our first priority is to continue to pursue the managed expansion of our high-margin gaming operations business by simultaneously working to achieve a balance between aggressive growth of our total installed footprint and proactive management of that footprint, to achieve a greater mix of higher revenue producing products on the slot floor – in particular a greater number of high-revenue producing WAP products.  During the September 2007 quarter, our average installed base of participation gaming machines increased 19% over last year and, at quarter-end, our total installed participation footprint stood at 8,694 units.  Importantly, WAP units comprised 19% of the average footprint in the September quarter, up from 17% in the June 2007 quarter.  This growth, along with an improvement in average daily revenue, produced a 23% year-over-year increase in revenue from our gaming operations business.

Our second priority remains gaining North American product sale market share.  The lack of significant casino openings and major expansions in the 2007 (sic) September quarter made for a tough comparison to last year, and coupled with the ongoing sluggish replacement cycle, the overall industry demand is limited.  Yet, in spite of this, our North American unit sales declined only slightly as we continued to gain market share in a tough competitive marketplace.  We continue to capture a greater portion of our customers’ available capital dollars, because of our capability to offer innovative and differentiated video and mechanical reel products.  In the September 2007 quarter, our new Wrap Around Pays™ video games, as well as our new expanded line of 3-reel multi-line, multi-coin mechanical products were significant contributors to our domestic unit sales.   In addition, our expanded bandwidth coupled with WMS’ strength in content contributed directly to stronger demand for our game theme conversions.

We are continuing to achieve solid growth in our international business, which is our third strategic priority.  During the September quarter, international shipments increased 19% year over year, driven by strong demand across the range of international markets, from Asia to Latin America to Europe.  Shipments to international markets represented 37% of total new unit shipments in the September 2007 quarter, compared with 32% a year ago.  The addition of Orion and now, Systems in Progress (SiP), also contribute to WMS’ expanding worldwide presence through complementary technology and game development capabilities.  We remain confident in our ability to further increase our global market share.

Our fourth priority is to improve our operating margin.  We are still only in the early stages of implementing our lean sigma and strategic sourcing initiatives, but we are achieving excellent results and these initiatives will continue to drive margin improvement in future quarters.  In addition, through disciplined cost management, we continue to expect to realize operating leverage from higher revenues.  In the September 2007 quarter, our operating margin increased 250 basis points over last year, even as R&D expenses increased by $4 million, or 34%.  Our R&D spending represents the ongoing investment we are making to create intellectual property and advanced technologies to power our innovative products in the future; a sampling of which you will see at the G2E trade show next week.

Our operating margin improved to 13% in the September 2007 quarter compared to 10% a year ago, and we continue to anticipate that our operating margin will approximate 15-16% in fiscal 2008 – consistent with our previous guidance.

Our fifth priority is to drive higher cash flow.  During the September 2007 quarter, net cash provided by operations increased by $13 million to $39 million, or 51% higher than the same period a year ago.  Building on the initial success achieved in the June 2007 quarter, we again reduced operating assets and liabilities in the September 2007 quarter.  Importantly, we believe opportunities continue to abound for further improvement in the coming quarters.

In addition, we achieved significant improvement in more efficiently managing the capital deployed in our gaming operations business.  The installed footprint of participation games at September 30th increased by 418 units over the June 30th installed base, while our investment in these devices totaled $15 million, compared to the $24 million invested in the June 2007 quarter.

Our investment in gaming operations equipment reflects the continued strong positive response to our three new participation platforms: Community Gaming™, “Sensory Immersion” Gaming and Transmissive Reels™ gaming technology.  As a result of improved cash flow, our cash and cash equivalents rose $27 million, or more than 50%, to $80 million at September 30, 2007.

Let me address our priorities for utilizing this important and improving cash flow.  We will continue to emphasize internal and external investments to create and license advanced technologies and intellectual property.  We’ll also seek acquisitions that can extend our international presence and thus reduce our reliance on North America, expand our talent pool and increase our earnings potential.  In the September 2007 quarter, our R&D spending increased $4.3 million over the prior-year quarter; and we also invested $1.4 million in investments and advances in royalties, technologies and brand licenses. Our growing operating results are clear evidence that these opportunities continue to offer the highest-return potential for creating sustainable shareholder value.  We’ll also consider using available cash to repurchase shares in open market transactions.

Now, I’d like to turn the call over to Orrin who will provide an update on our game performance and product development efforts.

Orrin J. Edidin, Executive Vice President and Chief Operating Officer

Thanks Brian and good afternoon everyone.

A key component in growing our gaming operations revenues is the success of our “Sensory Immersion” platform with TOP GUN™ and our Transmissive Reels platform with MONOPOLY™ Super Money Grab® – both WAP games.  Additionally, our installed base of stand-alone participation gaming machines continued to grow, with additional placements of our MONOPOLY Big Event® and MONOPOLY Super Grand Hotel® offerings.  The continued success of MONOPOLY Big Event, our first Community Gaming product, is an excellent example of the value we create by using next-generation technology to enable new gaming features and great content to build new product platforms and categories.  As of September 30, 2007, we had more than 1,800 Big Event units installed; and in the year or so since the game launched, very few units have come off the floor.

Building on the innovative gaming platforms and foundational technologies used in Community Gaming, “Sensory Immersion” gaming and Transmissive Reels gaming, we are launching the next installments for each of these categories this quarter, which we believe will contribute to additional revenue growth.  In October, we began installing Press Your Luck™ Big Event, a stand-alone Community Gaming participation game.  We also began to install The Wizard of Oz™, a “Sensory Immersion” game, and will soon launch John Wayne®, a Transmissive Reels game, both of which are wide-area progressive machines, in Nevada and GLI jurisdictions.  Reflecting the initial success and improved return on invested capital from our controlled roll-out strategy for Transmissive Reels and “Sensory Immersion” gaming platforms, we will maintain our focus on carefully managing the selective roll-out for both The Wizard of Oz and John Wayne games.

With the large installed base of Monopoly Big Event games and its longevity on the slot floor, we expect that the roll-out of Press Your Luck Big Event will largely refresh and maintain that base, with some incremental increases in the installed base during the course of the next few quarters.  In the “Sensory Immersion” category, the installed footprint of TOP GUN has now reached 700 units (including stand-alone games in those jurisdictions where we do not operate a WAP link) and its performance remains outstanding.  As a result of its continued high performance and the differentiated game experience of The Wizard of Oz game, we anticipate placements of The Wizard of Oz to lead to incremental placements that will expand our WAP unit footprint going forward.

Similarly, with the launch of JOHN WAYNE, we expect to generate incremental WAP placements, as this game will also be on a different WAP link than the MONOPOLY Super Money Grab game.  As of today, the installed base of MONOPOLY Super Money Grab has reached nearly 600 units and our open orders for it and JOHN WAYNE together total about 300 more gaming machines.  By continuing to emphasize the development of differentiated new products enabled by advanced technologies and innovative game experiences, we expect to continue to expand our portfolio bandwidth and gain market share in a highly competitive environment.  As a result, we continue to expect to achieve solid double-digit revenue growth from our gaming operation business in fiscal 2008.

Turning to the server-enabled marketplace, as you know, we have chosen to pursue a unique path that takes elements of our technology road map and converts it into commercializable products in advance of the launch of the full functionality of server-based gaming (SBG).  Fiscal 2007 was highlighted by the successful launch of Community Gaming made possible by using a server outside the game to drive the bonusing activity for an entire bank of games thereby creating a true communal gaming experience.

We also commercialized the next leap forward in computing power and capability with our CPU-NXT®2 operating system and platform, which will be the basis for our server-enabled games, to drive real-time 3D graphics and surround sound capabilities for our “Sensory Immersion” series; and we combined an interactive see-through LCD with the traditional appeal of authentic mechanical spinning reels to make Transmissive Reels a potential fixture on the server-based slot floor. In the coming quarters, we will continue to launch new and innovative products that leverage server-enablement to provide unique gaming experiences to players.

Next week, we expect to once again demonstrate the depth and breadth of WMS innovation at the G2E trade show in Las Vegas.  You can expect that we will introduce future installments for our three innovative participation gaming platforms, as well as unveil more of our vision behind the expanding portfolio for these foundational products.  In addition, we’ll showcase a variety of new base games for our product sales business.  And, as usual, we’ll have a couple of surprises that will demonstrate that by continuing to listen to what players want, we continue to innovate unique and differentiated products and games.

Another key highlight at G2E will be our server-enabled gaming capabilities.  In our booth, we will be demonstrating reciprocal inter-operability of our Bluebird® cabinets, our CPU-NXT2 operating system and the open access of the GSA communication protocols with other manufacturers’ products and systems.

The first version of our software for the server-based world is presently with regulators, and I am pleased to report that we have the first fully G2S compliant software in front of the regulators.  G2S is the open systems “Game-to-System” protocol recently established by the Gaming Standards Association.

We expect this version of the software – with its capabilities to fully support remote download and configuration – to be in casino field trials early in calendar 2008.

The subsequent phase of our server-enabled software development will include additional server-enabled features, including some first-of-their-kind player and operator benefits, which we expect to submit to regulators in the spring of 2008.  Following field trial of this subsequent phase later next year, we anticipate commercializing this feature-rich server-based offering in the second half of our fiscal 2009.

As we continue to proceed along our planned timetable to this next generational leap in technology, we remain fully committed to leading the development of applications and services that will offer the highest value to our customers and open up substantial new opportunities for casino operators to build increased customer intimacy, as well as by propelling a major leap forward in creating products that provide unique and innovative gaming experiences for players.

At G2E, we will showcase a sample of the additional unique technical aspects of server-enabled gaming along with new applications and the systems capability of our product offerings.  As you know, casino players do not necessarily care about the technology or the software behind a product.  What they really want is to have a great experience; and what operators want is a high return on their investment; and it is our job to use innovation and enabling technologies to make both a reality.

I invite you to please join us at G2E, and see these exciting products.  Now, let me turn the call over to Scott to review our financial performance.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

Thanks, Orrin, and good afternoon everyone.

For the fiscal 2008 first quarter, total revenues increased $22 million year over year, or 20%, to $132.5 million, and were just above the high-end of the range of revenue guidance we provided in August.

Product sales revenues rose $12 million, or 18%, year over year and we are particularly pleased with this growth in the face of the tough challenges of the current domestic replacement market, and the fact that the September 2006 results included a strong contribution from Oklahoma, which was a new market for us at the time.  The primary contributor to the product sales revenue growth was a 19% increase in international unit shipments.  The average selling price was up 5% over the prior year to $12,840, principally reflecting the benefit of a higher percentage of premium-priced products in the overall product mix.

Other product revenues were a significant contributor, increasing by $6.8 million year over year, reflecting strong sales of game and CPU-NXT conversion kits, parts and used games.  Conversion kit sales grew to over 2,500 units compared to 910 units in the prior-year quarter, due to the positive response to our new video and mechanical reel games.

Gaming operations revenues in the September quarter increased 23%, or $10 million, year over year, on an average installed base of 8,351 units and average daily revenue of $60.28.  At September 30, 2007, the total installed base was 8,694 units, an increase of 22% year over year, and a strong 5%, or 418 unit, quarterly sequential gain.  Year over year, the number of WAP units in the installed base was lower than last year reflecting our selective and gradual roll-out of the “Sensory Immersion” and Transmissive Reels platforms this year compared with the rapid ramp of the POWERBALL® installed base last year, which reached its zenith in the September 2006 period before attaining a more right-sized footprint.   The success of our controlled WAP roll-out strategy, combined with the high earnings performance of our games, is evidenced by achieving approximately the same level of WAP-associated revenues this year on fewer WAP units installed; and is further evidenced in the more restrained level of capital deployed in gaming operations than in the June 2007 quarter.  It should also be noted that the 144-unit increase in WAP games since June 30, 2007, was an important contributor to the revenue growth in gaming operations in the September 2007 quarter.

Total gross profit, excluding depreciation expense, increased 27%, or $17 million, year over year to $79.6 million in the September 2007 quarter, and the total gross profit margin increased 350 basis points year over year to 60.1%.

The gross profit on product sales revenues increased $9.4 million and the gross profit margin on product sales increased to 48%, up 510 basis points over last year, while declining only 70 basis points from the June 2007 quarter on 2,600 fewer units, or 33% less volume reflecting the usual historical quarterly sequential decline.  Benefits principally realized from process improvements, greater sales of high-margin conversion kits and revenues from a video lottery terminal contract contributed to the margin expansion.

The gross margin from gaming operations was 79.5% in the September quarter comparable to both the September 2006 and the June 2007 quarters.  With a greater installed base of WAP units anticipated in the December 2007 quarter and the higher average daily revenue associated with WAP gaming machines, we expect to continue to realize higher year-over-year total gross profit dollars from gaming operations.  At the same time, with the lower gross margin percentage realized on WAP games, we would also expect that the gaming operations gross margin will begin to decline somewhat in the December quarter.

Research and development expenses increased 34%, or by $4.3 million, year over year to $16.8 million, which approximates what we spent annually on R&D in fiscal 2001.  As a percentage of revenues, R&D expenses at 12.7% were higher than our expected full-year range due to the seasonally lower level of revenues in the September ’07 quarter.  The higher year-over-year level of spending reflects planned higher expenses for product development initiatives, including our server-based activities, and the inclusion of R&D expenses for SiP since its acquisition in July 2007.

Quarterly depreciation expense of $18.2 million was $3 million, or 20%, higher than the year ago period, largely due to a 22% increase in the installed base of participation games.

Selling and administrative expenses were 21.0% of revenues, in line with the 21.3% level of the September 2006 quarter.  Year over year, selling and administrative costs were up $4.2 million, reflecting the incremental expenses associated with the higher level of revenues, higher payroll-related costs associated with improved operating performance and headcount increases during the past twelve months, and also included the consolidation of SiP which was acquired in July 2007, as well as increased marketing, promotion and distribution costs related to the rollout of new products and marketing initiatives.

The effective tax rate for the September quarter was 34.5%, and we expect a similar effective tax rate for the December quarter with the anticipation that our federal legislators will extend the R&D tax credit beyond December 31, 2007, so that our effective tax rate would remain at 34.5% for the full year.

We achieved excellent results from our focus on reducing select working capital elements. Cash flow from operations was driven by the growth in net income and the higher year-over-year depreciation, as well as better management of working capital investment even with the 20% increase in our revenues.  We also began to achieve greater effectiveness in the deployment of capital in our gaming operations business.  For the September 2007 quarter, capital expenditures for gaming operations equipment was less than the depreciation associated with our gaming operations business.  We also benefited from a higher amount of cash generated from stock option exercises, and we did not buy back any shares in the September 2007 quarter.

Attaining further improvements in the capital efficiency of our gaming operations business along with improving the utilization of our working capital are key objectives that will provide additional cash flow and enhance shareholder value.

And with that, let me turn the call back to Brian for final comments.

Brian R. Gamache, President and Chief Executive Officer

Thank you, Scott.

The fact that we continue to achieve record quarterly revenues, gross profit, operating margin and net income at a time when our largest market, North America, experiences the slowest replacement demand in recent memory, is a testament to the higher earnings power of our products, which of course drives market share gains.  I am very pleased with the progress again demonstrated in achieving the strong first quarter results, and would like to acknowledge the continued excellent performance of our entire team.

Based upon the continued strong earnings performance of our new products and the innovation and differentiation experiences they offer, today we are reiterating the fiscal 2008 annual guidance we provided in August.

As we look to the second quarter, we expect revenues to be in a range of $143 million to $148 million, even as we face a challenging comparison with last year when we benefited from initial shipments to two new Florida racinos and three new Pennsylvania racinos.  This anticipated revenue range for the December 2007 quarter equates to approximately 24%-to-25% of our annual revenue guidance, which is consistent with the percentage of revenues achieved in the December quarter in the last two most recent fiscal years.  Our growth will continue to be powered largely by the ongoing success of our participation games and the growth in our international business.

As we look ahead, a number of gaming jurisdictions continue to offer substantial potential for the expansion of gaming.  California, Kansas, Indiana, Florida, Maryland, Massachusetts, and our home state of Illinois, all have opportunities that could provide significant slot expansion.  But, with the give-and-take that exists prior to new markets or casinos opening, we believe it is prudent to not include these potential new markets in our revenue expectations for fiscal 2008 at this time.  Overall, we believe these opportunities can be categorized as “when” rather than “if” they happen, but the resulting growth potential would more likely occur in our fiscal ‘09 rather than this year.  Additionally, there are international market opportunities that are expected to contribute to additional growth beyond fiscal 2008.

I would also note, that while it is exciting to talk about new products, game development and market share gains, we are equally focused on improving our operating consistency and in building our consumer touch points, as well as in our great content.  From taking a customer order, to a product’s production and installation, we seek to continually improve our business processes to accelerate our speed to delivery, while simultaneously ensuring we offer the highest-value proposition in the industry.

In closing, let me summarize the significant factors that support our optimism for the second quarter and remainder of fiscal 2008:

First:  The strong positive response accorded our new products. During the past several months, we have conducted numerous product demonstrations with customers as a lead-in to G2E, and their response to our vision and strategy, coupled with our great product offerings has been extremely favorable – perhaps the most enthusiastic response heading into any prior G2E.

Second:  The continual development of products that utilize our advanced technologies and intellectual property have positioned us well to drive the adoption of the next generation of gaming products and services.  The industry and investors will have the opportunity to see and hear about these exciting elements next week at the G2E show.  We believe innovation is essential to our gaining market share, and let me assure you that we will display innovation – in spades – next week at G2E.

And, third:  WMS’ culture and organization has demonstrated both innovation and consistency in the pursuit of new products and revenue capabilities, and in adopting the mindset and tools to drive the process improvements that are now being realized in our margin expansion and enhanced cash flow generation.

As an organization, WMS is now beginning to hit its stride, but we are only in the early innings of establishing what we believe will be a consistent track record of success in our pursuit of being one of the most respected and admired companies in Corporate America.

Now, we will be happy to take your questions.   Operator.

QUESTION AND ANSWER SECTION

Operator:  Thank you, sir. [Operator Instructions] And the first question comes from the line of Joe Greff of Bear Stearns. Please proceed.

Q - Joseph Greff: Hey you guys, how are you?

A - Brian Gamache: Hey Joe.

Q - Joseph Greff: A question for you looking back at this past quarter and looking at the gross profit margin on product sales, which was up a lot more than we forecasted. If you were to sort of allocate that 510 bips of improvement, year-over-year, how much of that relates to product mix, how much of that relates to things that you’re doing on Lean Sigma and some of the strategic sourcing initiatives?

A - Brian Gamache: I think it’s probably a third due to the product mix, meaning the more videos and mechanical reels, Joe. I think its a third due to the ASP and premium products we’re able to sell during the quarter and a third is due to the Lean Sigma initiatives including our procurement initiatives.

Q  - Joseph Greff: Got you. And then, Orrin you mentioned about going to field trial in early calendar ‘08 for some of the server-based gaming or server centric stuff, how many field trials do think you run before you’re actually at that kind of launch in the second half of fiscal ‘09?

A - Orrin Edidin: There will be two primary field trials as we said this is a phased submission with the first getting ready to begin in just, right at the beginning of 2008 and our second field trial to occur probably later in the summer which will be more feature rich and enhanced. So we would probably expect 2 primary field trials for our first commercialized product roll out.

Q - Joseph Greff: Great. Thanks guys.

Operator:  And our next question comes from the line of Harry Curtis of JPMorgan. Please proceed.

Q - Harry Curtis: Hi, guys. I’ve got 3 really quick questions. The first is that it looked like you had a very successful quarter on the conversion kits and the first question is do you think that that’s sustainable?

A - Brian Gamache: Yes I do, Harry. I think that as long as our content continues to perform as it is today there will be a strong demand for the refreshing of the boxes out there, so yes I believe that’s sustainable.

Q - Harry Curtis: Okay. And then just from a, turning to game ops for a second. Typically or at least last year, sequentially you see a decline in the win-per-unit going from the June quarter to the September quarter and yet it was pretty stable in this September quarter, which is great and I’m wondering what you attribute that to?

A - Brian Gamache: As you know we have a seasonality issue, Harry, with the win per day going from the June quarter to the September quarter. And it’s strictly due to the success we’re having with our WAP placements.

Q - Harry Curtis: Okay. So I guess specifically maybe you could point to either one, the 2 or 3 games that are really driving the higher than expected win-per-unit on a, from a seasonally adjusted basis.

A - Brian Gamache: I think it’s the Sensory Immersion, the TOP GUN game, and also the Transmissive Reels MONOPOLY game.

Q - Harry Curtis: Okay. And then the last question, we’re in the betting business and I’m wondering if you would share with us your views of the over/under on any sort of gaming legislation being passed in the great state of Illinois?

A - Brian Gamache: I believe that we finally have an opportunity here through unfortunately a crisis with our transportation that I believe this could probably get to the finish line. And I’ve been saying this for a while, but I think Illinois is the most under-served market in the country today. And I believe that this transportation crisis has caused people to think differently about the gaming industry. So one would hope in the next 7 to 10 days that this would be enacted but the worst-case scenario I would see it happening after the first of the year when they don’t need such a vote to get there.

Q - Harry Curtis: And are there 3 components to it? The expansion of the existing gaming floor, a new casino in Chicago, as well as two in the eastern suburbs of Chicago?

A - Brian Gamache: That’s our understanding.

Q - Harry Curtis: Okay Very good. I appreciate it. Thank you.

Operator:  And our next question comes from the line of Bill Lerner of Deutsche Bank. Please proceed.

Q - William Lerner: Thanks, Brian. Can you hear me, Brian?

A - Brian Gamache: Yes I can, Bill.

Q - William Lerner: Okay. Thanks. Yeah, two questions. One, where do you, as [audio gap] starting to push expansion and replacement volume, so much more volume through the manufacturing process, where do you think, maybe this is for Scott, but where do you think product sales margins and then operating margins going? And then I have a follow up for Orrin.

A - Brian Gamache: I didn’t quite hear you the question but I think what you asked is why is the margin up so much in gross product sales?

Q - William Lerner: No, no. I’m saying where do you think margins are going when contemplating the benefit of expansion and replacement volume and manufacturing, both product sales and Op. Inc.?

A - Brian Gamache: We have a bad connection, Bill. But I believe the answer to your question is I think that we will continue to grow our product margins throughout the year. And you will see us as we’ve stated we have a high 40s margin throughout the year and I think toward the end of the year, primarily heading into fiscal ‘09 you will see a 5 handle in front of that gross product margin.

Q - William Lerner: Okay. And operating margin where do you think that goes, ultimately?

A - Brian Gamache: Again, we talked about a 15 to 16% for this year for the blended average of the year. I think that’s going to ramp up sequentially from 13% the first quarter throughout the year but we would again, Scott and I have said for the last several years, we would expect the 20% operating margin here to get back to our former run rates back in the old days.

Q - William Lerner: Okay, that’s great. And then for Orrin. Orrin you mentioned reciprocal interoperability and we saw that last year at G2E and then at ICE, but that I think had more to do with WMS being able to communicate with a IGT server for example. So your sub server to central server communicating back and forth. What’s different about interoperability this year? Could you just elaborate a little bit?

A - Orrin Edidin: Yeah, I think we wanted to demonstrate reciprocal interoperability with all of the major manufacturers including Bally and Aristocrat. It’s important for WMS as we begin to roll out these specific applications that they are supported by the various manufacturers’ systems. And reciprocally the other manufacturers’ applications are supported by our system and having the first GSA compliant submission puts us on the road to get there.

Our strategy, Bill, as we’ve talked about is WMS sees itself as getting into the most profitable of the application businesses along the lines of what they’ve been able to achieve in the Internet space. The Internet infrastructure is great it’s the enabling infrastructure but the real returns are made on the application side and WMS’s strategy is to exploit those various applications, both in not just content and game enablement but also remote configuration download, account based wagering environments, patron and casino services, etcetera.

Q - William Shatner: Okay. Thanks, guys.

Operator:  And our next question comes from the line of Celeste Brown of Morgan Stanley. Please proceed.

Q - Celeste Brown: Hi, guys. Good afternoon.

A - Brian Gamache: Hello, Celeste.

Q - Celeste Brown: First an easy one. Could you give the mechanical reels as a percentage of your domestic product sales or total product sales?

A - Scott Schweinfurth: Yes. It was 27% in the September quarter.

Q - Celeste Brown: And then just in terms of your guidance it sounded like you were more bullish in terms of the demand for your participation units, which is consistent with what we’ve been hearing out in the field. Is there something that you’re less excited about or more worried about that wouldn’t lead you to increase your guidance at this point?

A - Brian Gamache: Well, again, we’ve given guidance now but we’ve met or exceeded guidance five quarters in a row and I believe the guidance that we have on the table today, Celeste, is realistic. That being said, over the coming quarters if one of these events were to transpire such as an Illinois or a California or a Florida or one of these other opportunities, we would obviously come back and adjust our guidance accordingly. So to answer your question, I would say one of those events would be if we continue to see the stickiness of our participation products. We are having great success as you heard us talk about today, the three new platforms are gaining traction. If we continue to see these products through the second evolution have a similar traction, we would probably look at upgrading our guidance down the road.

Q - Celeste Brown: And are you more worried about the domestic replacement cycle than you were when you reported in August or about the same?

A - Brian Gamache: It’s about the same. I think that we’ve been pleasantly surprised that our demand seems to be up ticking going into the show. Usually, typically going in to G2E people are a little bit reticent to buy product for Q2 and we’ve seen an up tick in our demand. I think it has a lot to do with the pre-G2E meetings we had and the visibility we have for Q2 is excellent right now. And we are very excited to increase that for Q3 and beyond at G2E. So I think it’s similar, but I would say it’s a little bit more optimistic heading into G2E.

Q - Celeste Brown: Okay. Thank you.

Operator:  And our next question comes from the line of Todd Eilers of Roth Capital Partners. Please proceed.

Q - Todd Eilers: Hi guys. How are you?

A - Brian Gamache: Hi, Todd.

A - Orrin Edidin: Hi, Todd.

Q - Todd Eilers: Couple questions. First a follow-up to an earlier question on your other product sales revenue line item. I think I heard you guys say that you expect game conversions or conversion kits to maintain this level going forward. How about the rest of that line item? It seems to be doing very well here the last couple of quarters. Should we expect similar levels for the remaining pieces of what’s included in that line item?

A - Scott Schweinfurth: Yes. I think we’ve done a good job at expanding the parts business. We’ve also seen a bit of an up tick in the used game business where this quarter we actually sold a greater number of units at a higher average selling price. And as we move down the road here, we will get to selling more used Bluebird units which will have an even higher average selling price than certainly what our legacy units are commanding these days.

Q - Todd Eilers: Okay. Also could you maybe update us on your activities in Oklahoma right now? How you’re doing in terms of sales and then also on participation placements?

A - Brian Gamache: As you know, Todd, we’ve got 2 distribution arms. We go directly to some of the customers and we have MGAM representing us to other customers. So we continue to sell into the market, it’s been a great market for us in the last, call it 15 months.  We have gains there in participation and they are not in our backlog number or our footprint number so the market continues to perform well for us. And we think there is tremendous up side.

Q - Todd Eilers: Okay. And then also kind of a regional question. Had a lot of wildfires out here on the West Coast recently, a number of tribal casinos shut down for a period of time. Have you guys seen an impact at all on your gaming ops business at all over that period of time?

A - Brian Gamache: I just asked that question this morning, Todd. The answer is it’s diminimous. It’s not even a rounding error, so it’s a very small number.

Q - Todd Eilers: Okay. And then one final question. In your non-operating income line, it looks like you had a positive number in there, a little bit higher than normal. Can you maybe help us understand what’s going on there, what’s that, driving that?

A - Scott Schweinfurth: I think there is really 2 pieces to that. One is as we have expanded our cash balance we are investing that and so that’s created a little bit of additional income. And I also believe that foreign currency was higher this period as result of movement of the dollar and the Euro primarily.

Q - Todd Eilers: Okay. Can you maybe – I don’t know if you know off the top of your head. Maybe we can touch base off-line but do you know how much maybe each of those contributed to?

A - Scott Schweinfurth: You know I don’t have that in front of me, Todd. So I’ll give you a call afterwards.

Q - Todd Eilers: Okay. That’s fine. Thanks guys.

Operator:  And our next question comes from the line of Steve Wieczynski of Stifel Nicolaus. Please proceed.

Q - Steven Wieczynski: Hey. Good afternoon, guys.

A - Brian Gamache: How are you doing?

Q - Steven Wieczynski: One question for you and I’m not sure if you’ll answer it or you won’t answer. But on the international side of the business can you just give kind of a high, broad view of where you’re seeing demand for the WMS products at this point?

A - Brian Gamache: It’s really all over the map, Steve.  I think South America has been very good to the company. I think Europe is starting to pick up. And I think Asia has kicked in nicely as well. So I think that all things being equal, we are really hitting on a broad universe.

Q - Steven Wieczynski: Okay. Great. Thanks, guys.

Operator:  And our next question comes from the line of Steve Altebrando of Sidoti & Co. Please proceed.

Q - Stephen Altebrando: Hi, guys. I see the installed base is already above the average what you guys guided for the year but also you’ve maintained your guidance. Do you anticipate the installed base trending down somewhat? Or I guess I’m trying to figure out.

A - Brian Gamache: A lot of the backlog is for the refreshes, Steve, of these 3 platforms that we launched in last year. And so we’re waiting to see if the stickiness of those refreshes, if we can have accretive footprints, then we probably would in the next call look at adjusting guidance. But at this point we weren’t comfortable given the visibility we have based on the fact that two of the launch refreshes that just hit the market in the last week or two, we wanted to give some traction there. But we are doing very well in our gaming ops business and we continue to look at that as a huge focal point of our growth story.

Q - Stephen Altebrando: Okay. And did you have a rough breakdown as far as open orders on the participation side of what’s WAP?

A - Scott Schweinfurth: It’s about a 50%, it’s a two-for-one deal.

Q - Stephen Altebrando: I’m sorry. Go ahead.

A - Scott Schweinfurth: Of the back ground, of the 2,300 open orders about one-third (sic) are wide-area progressive and about two-thirds (sic) is stand alone.

A - Brian Gamache: And it’s about two-for-one swap, accretive versus refresh.

Q - Stephen Altebrando: Anything meaningful as far as timings of installation in the quarter? Is it weighted towards the end of the quarter or?

A - Brian Gamache: This particular one it’s pretty much evenly spread. Because the launches are happening throughout the quarter. But typically, they do tend to happen at the end of the quarter but this particular case in Q2, it’s fairly consistent throughout.

Q - Stephen Altebrando: Okay, thank you guys.

Operator:  Ladies and gentlemen thank you for your questions. Mr. Gamache, I will now turn the call back to you. Please continue with your presentation or closing remarks.

Brian R. Gamache, President and Chief Executive Officer

Thanks for joining us this afternoon; and we look forward to reporting our additional progress on our next call when we’ll discuss our fiscal second quarter results and we look forward to seeing many of you next week at the G2E in Las Vegas.

Operator:  Ladies and gentlemen that does conclude the conference call for today. We thank you very much for your participation and ask that you please disconnect your line. Thank you once again for participating and have a great day.

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